EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-50301, 33-62155, 333-01519, 333-02353, 333-26961, 333-26963, 333-86983, 333-86985, 333-86987, 333-75524, 333-97121, 333-104701, and 333-115044) and on Form S-3 (Nos. 333-22867 and 333-119921) of AGL Resources Inc. of our report dated February 14, 2005 except as to the effects of reclassifications of 2004, 2003 and 2002 amounts for reportable segments as discussed in Note 14, as to which the date is July 22, 2005 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
July 22, 2005